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                                   Exhibit 5.1






                                                             October 16, 1997



Concord Communications, Inc.
33 Boston Post Road West
Marlboro, Massachusetts  01752


     Re: Registration Statement on Form S-8 Relating to the 1997 Employee Stock Purchase Plan of Concord Communications, Inc (the "Plan")
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Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Concord Communications, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 375,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plan (the "Shares").

     We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Restated Articles of Organization and the Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and any related agreements with the Company, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,

                                             /s/ Testa, Hurwitz & Thibeault, LLP

                                             TESTA, HURWITZ & THIBEAULT, LLP